Exhibit 10.82
PERSONAL AND CONFIDENTIAL

To: Ms. Stacey Kennedy                        Lausanne, November 4, 2025

Dear Stacey:

We are pleased to confirm your appointment, effective January 1, 2026, to the position of CEO PMI U.S., reporting to Mr. Jacek Olczak, Group CEO PMI.

All other conditions relating to your employment with Philip Morris Services S.A. and assignment to PMI US Corporate Services Inc. (previously assigned to PMI Global Services Inc.) remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS SERVICES S.A.

/s/ CONSTANTIN ROMANOV	/s/ ANNA NOWAK
Constantin Romanov	Anna Nowak
Vice President Total Rewards	Director Executive Compensation

Read and approved:	/s/ STACEY KENNEDY	Date:	11 Nov 2025
(Stacey Kennedy)

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01